UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to Section 240.14a-12
North Pointe Holdings Corp.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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January 4, 2008

Dear Fellow Employees:
Late last evening, we announced that North Pointe reached an agreement to be acquired by QBE Holdings, Inc., which is a subsidiary of the Australian company, QBE Insurance Group Ltd (QBE.AX on the ASX).
Our agreement is an important step in completing the sale, but is not the final one in the process. We must receive approval for the transaction from the appropriate regulatory bodies and from our shareholders. We anticipate that we will successfully close the transaction during the first half of 2008.
We wanted to take this opportunity to introduce you to QBE.
First of all, until the actual closing, for North Pointe it will be business as usual. QBE understands our careful approach to underwriting and views our corporate culture as a key part of our successful track record.
As normal course, North Pointe will continue with our plans to grow our business. We are pleased with the prospect of having such a well-capitalized and committed partner as we go forward. QBE is growing and diversifying in four key areas: specialty insurance, regional insurance, reinsurance and Latin America. North Pointe can play a major role in helping QBE achieve growth in market share in the specialty insurance segment. At the same time, the QBE network of companies and customers brings exciting new opportunities for North Pointe.
The agreement to be acquired by QBE will provide liquidity to all of our stockholders at a significant premium. Following the successful completion of this transaction, we will become a private company once again.
Unfortunately, we may not have all the answers to all of your questions at this time. We are committed, however, to providing more details as soon possible. Remember, as a public company we must continue to follow our policies on public disclosure. Therefore, if you receive any inquiries from outside vendors, clients, investors or the media, please direct them to Brian Roney. In the meantime, our objective remains to focus on doing what is best and what is right for our clients. Service is and will always be our main goal.
Best regards,
James Petcoff
Additional Information and Where to Find It
In connection with the proposed merger, North Pointe Holdings Corp. will file a proxy statement with the Securities and Exchange Commission (“SEC”). SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT FILED WITH THE SEC CAREFULLY AND IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE

BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The definitive proxy statement will be mailed to North Pointe’s shareholders. In addition, shareholders will be able to obtain the proxy statement and all other relevant documents filed by North Pointe with the SEC free of charge at the SEC’s website, www.sec.gov, or from North Pointe Holdings Corp., Attn: Investor Relations, P.O. Box 2223, Southfield, MI 48037. 800-229-6742.
Participants in the Solicitation
North Pointe’s directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of the company in favor of the merger. INFORMATION ABOUT NORTH POINTE AND ITS DIRECTORS AND EXECUTIVE OFFICERS, AND THEIR OWNERSHIP OF THE COMPANY’S SECURITIES AND INTERESTS IN THE MERGER, WILL BE SET FORTH IN THE AFOREMENTIONED PROXY STATEMENT. Additional information regarding the interests of those persons may be obtained by reading the proxy statement when it becomes available.